Exhibit 99.1

FOR IMMEDIATE RELEASE
Date:                August 7, 2007
Contact:           Patricia E. Hoch, Corporate Secretary
(717)920-5811   Fax: (717)920-8040

COMMUNITY BANKS, INC. DECLARES
THIRD QUARTER CASH DIVIDEND

Harrisburg, PA – Community Banks, Inc. (“Community”) (Listed on Nasdaq: CMTY)   the parent company of CommunityBanks, has declared a quarterly cash dividend of $.21 per share payable October 1, 2007 to shareholders of record on September 17, 2007.

Community recently announced second quarter net income of $10.9 million, including per share earnings of $0.44, which was equal to the performance recorded in the same period one year earlier.

On May 1, 2007, Community announced the signing of a definitive merger agreement with Susquehanna Bancshares, Inc. pursuant to which Community will be merged with Susquehanna in a stock and cash transaction that was valued at approximately $860 million.  The transaction will consolidate the companies’ presence in southeastern Pennsylvania and the Mid-Atlantic region.  The combined company will have over $12 billion in assets and approximately $2 billion in market capitalization, making it the 45th largest bank holding company in the United States.

This press release contains “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Community’s current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business.  These statements are not historical facts or guarantees of future performance, events, or results.  Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially.  Community undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.